UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 21, 2012

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2012, Immucor, Inc. (“Immucor” or the “Company”), IVD Intermediate Holdings B Inc., the Subsidiary Guarantor party thereto, Citibank, N.A. , as Administrative Agent, and the various lenders party thereto modified the Company’s senior secured credit facilities (the “Credit Facilities”) by entering into Amendment No. 1 (the “Amendment”) to the credit agreement among the parties dated as of August 19, 2011.

The Amendment replaces the existing Term B Loans with a new class of Term B-1 Loans in an aggregate principal amount of $610.4 million (the “New Term Loans”). The New Term Loans mature on August 19, 2018.  The Amendment also extends the maturity date of the senior secured revolving credit facility (the “Revolving Facility”) to August 19, 2017.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR (which, in the case of the New Term Loans only, is subject to a 1.25% floor) or the base rate.  The applicable margin for borrowings under the New Term Loans is 4.5% for LIBOR borrowings and 3.5% for base rate borrowings.  The initial applicable margin for borrowings under the Revolving Facility is 4.5% for LIBOR borrowings and 3.5% for base rate borrowings. The applicable margin for borrowings under the Revolving Facility is subject to a 0.25% step-down, based on achievement of a senior secured net leverage level by the Company at the end of each fiscal quarter.

The Amendment provides for a soft call option applicable to the New Term Loans. The soft call option provides for a premium equal to 1.0% of the amount of the outstanding principal, if on or prior to August 21, 2013, Immucor enters into certain repricing transactions.

The Amendment also modifies the financial covenants and certain other covenants of the Credit Facilities.  The Company is required to comply on a quarterly basis with a maximum senior secured net leverage ratio covenant of 5.25 to 1.0. The credit agreement governing the Credit Facilities provides for incremental facilities in an aggregate amount not to exceed (a) $150.0 million plus (b) an unlimited amount at any time, subject to compliance on a pro forma basis with a senior secured first lien net leverage ratio of no greater than 4.00:1.00. Availability of such incremental facilities is subject to, among other conditions, the absence of any default and the receipt of commitments by existing or additional financial institutions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 21, 2012, by and among Immucor, Inc., IVD Intermediate Holdings B Inc., the Subsidiary Guarantor party thereto, CitiBank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: August 24, 2012	By:	/s/ Philip H. Moïse
Philip H. Moïse
Executive Vice President and General Counsel